Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2018 THIRD QUARTER RESULTS

-Home Sales Revenue up 19% on an 8% Increase in Deliveries and a 10% Increase in Average Sales Price-
-Homebuilding Gross Margin Percentage Increased 180 Basis Points to 21.3%-
-Diluted Earnings Per Share of $0.43-
-Repurchased $139.3 million of Common Stock-
Irvine, California, October 24, 2018 /Business Wire/ – TRI Pointe Group, Inc. (the "Company") (NYSE: TPH) today announced results for the third quarter ended September 30, 2018.
Results and Operational Data for Third Quarter 2018 and Comparisons to Third Quarter 2017

•	Net income available to common stockholders was $64.0 million, or $0.43 per diluted share, compared to $72.3 million, or $0.48 per diluted share

•	Home sales revenue of $771.8 million compared to $648.6 million, an increase of 19%

◦	New home deliveries of 1,205 homes compared to 1,111 homes, an increase of 8%

◦	Average sales price of homes delivered of $640,000 compared to $584,000, an increase of 10%

•	Homebuilding gross margin percentage of 21.3% compared to 19.5%, an increase of 180 basis points

◦	Excluding interest and impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 24.0%*

•	SG&A expense as a percentage of homes sales revenue of 10.7% compared to 10.2%, an increase of 50 basis points

•	New home orders of 1,035 compared to 1,268, a decrease of 18%

•	Active selling communities averaged 127.3 compared to 129.8, a decrease of 2%

◦	New home orders per average selling community were 8.1 orders (2.7 monthly) compared to 9.8 orders (3.3 monthly)

◦	Cancellation rate increased to 19% compared to 15%

•	Backlog units at quarter end of 2,101 homes compared to 2,265, a decrease of 7%

◦	Dollar value of backlog at quarter end of $1.4 billion compared to $1.5 billion, a decrease of 3%

◦	Average sales price of homes in backlog at quarter end of $681,000 compared to $654,000, an increase of 4%

•	Ratios of debt-to-capital and net debt-to-net capital of 43.7% and 42.3%*, respectively, as of September 30, 2018

•	Repurchased 9,852,009 shares of common stock at a weighted average price per share of $14.14 for an aggregate dollar amount of $139.3 million in the three months ended September 30, 2018

•	Ended third quarter of 2018 with total liquidity of $569.9 million, including cash of $83.1 million and $486.8 million of availability under the Company's unsecured revolving credit facility

*    See "Reconciliation of Non-GAAP Financial Measures"
“TRI Pointe Group turned in another strong operational performance in the third quarter, highlighted by year-over-year home sales revenue growth of 19% and gross margin expansion of 180 basis points,” said TRI Pointe Group Chief Executive Officer Doug Bauer. “Our absorption rates did slow in the quarter as compared to the same period last year, which we feel is a natural reaction by buyers confronted by higher mortgage interest rates and higher home prices. It is important to note that, while not as strong as the same period last year, our overall absorption rate of 2.7 homes per community per month for the quarter was similar to the company's historical third quarter absorption rate in other years.”
Mr. Bauer continued, “We remain focused on the long-term outlook for our company and industry, which we believe is positive given the current strong economic fundamentals and favorable demographic trends. Our company’s leadership is comprised of industry veterans who know how to compete effectively in challenging demand environments. We believe this experience, coupled with our strong balance sheet, product differentiation, and market positioning, makes TRI Pointe Group well positioned for long-term success.”
Third Quarter 2018 Operating Results
Net income available to common stockholders was $64.0 million, or $0.43 per diluted share, for the third quarter of 2018, compared to net income available to common stockholders of $72.3 million, or $0.48 per diluted share, for the third quarter of 2017. Included in net income available to common stockholders for the third quarter of 2017 was gross margin of $55.4 million related to the sale of a land parcel consisting of 69 homebuilding lots located in the Pacific Highlands Ranch community in San Diego, California.
Home sales revenue increased $123.1 million, or 19%, to $771.8 million for the third quarter of 2018, as compared to $648.6 million for the third quarter of 2017.  The increase was primarily attributable to a 10% increase in the average sales price of homes delivered to $640,000, compared to $584,000 in the third quarter of 2017, and an 8% increase in new home deliveries to 1,205, compared to 1,111 in the third quarter of 2017.
Homebuilding gross margin percentage for the third quarter of 2018 increased to 21.3%, compared to 19.5% for the third quarter of 2017.  Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 24.0%* for the third quarter of 2018, compared to 22.0%* for the third quarter of 2017.
Selling, general and administrative ("SG&A") expense for the third quarter of 2018 increased to 10.7% of home sales revenue as compared to 10.2% for the third quarter of 2017, primarily due to higher selling costs related to the timing of new community openings and the adoption of Accounting Standards Update 606, resulting in various sales office, model and other marketing related costs that were previously capitalized to inventory and amortized through cost of home sales being expensed when incurred to selling expense or capitalized to other assets and amortized to selling expense.
New home orders decreased 18% to 1,035 homes for the third quarter of 2018, as compared to 1,268 homes for the same period in 2017.  Average selling communities decreased 2% to 127.3 for the third quarter of 2018 compared to 129.8 for the third quarter of 2017. The Company’s overall absorption rate per average selling community decreased 17% for the third quarter of 2018 to 8.1 orders (2.7 monthly) compared to 9.8 orders (3.3 monthly) during the third quarter of 2017.
The Company ended the quarter with 2,101 homes in backlog, representing approximately $1.4 billion. The average sales price of homes in backlog as of September 30, 2018 increased $27,000, or 4%, to $681,000, compared to $654,000 as of September 30, 2017.
“We continue to focus on growing our premium lifestyle brand, improving the sales process, and implementing product offerings that are consistent with market demand profiles,” said TRI Pointe Group Chief Operating Officer Tom Mitchell. “We feel that this focus differentiates us from the competition and leaves us well positioned to compete effectively for home buyers in all markets and product segments.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the fourth quarter of 2018, the Company expects to open 19 new communities, and close out of 14, resulting in 130 active selling communities as of December 31, 2018.  In addition, the Company anticipates delivering 80% to 85% of its 2,101 units in backlog as of September 30, 2018 at an average sales price of $640,000.  For the full year, the Company expects to deliver between 5,025 and 5,130 homes at an average sales price of $635,000. The Company anticipates its homebuilding gross margin percentage will be in a range of 20.0% to 20.5% for the fourth quarter, resulting in a full year range of 21.0% to 21.5%. Finally, the Company expects its SG&A expense as a percentage of home sales revenue to be in the range of 8.8% to 9.2% for the fourth quarter, resulting in a full year range of 10.1% to 10.5%.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Wednesday, October 24, 2018.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live and view the related presentation slides on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group Third Quarter 2018 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13683227.  An archive of the webcast will be available on the Company’s website for a limited time.
About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is among the largest public homebuilders in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, including MaracayTM in Arizona; Pardee Homes® in California and Nevada; Quadrant Homes® in Washington; Trendmaker® Homes in Texas; TRI Pointe Homes® in California and Colorado; and Winchester® Homes in Maryland and Virginia. Additional information is available at www.TRIPointeGroup.com. Winchester is a registered trademark and is used with permission.

Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending.  Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including any restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.
Investor Relations Contact:
Chris Martin, TRI Pointe Group
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Change	2018	2017	Change
Operating Data:
Home sales revenue	$771,768	$648,638	$123,130	$2,123,135	$1,609,458	$513,677
Homebuilding gross margin	$164,715	$126,720	$37,995	$461,484	$314,895	$146,589
Homebuilding gross margin %	21.3%	19.5%	1.8%	21.7%	19.6%	2.1%
Adjusted homebuilding gross margin %*	24.0%	22.0%	2.0%	24.3%	22.0%	2.3%
SG&A expense	$82,963	$66,135	$16,828	$240,287	$193,502	$46,785
SG&A expense as a % of home sales revenue	10.7%	10.2%	0.5%	11.3%	12.0%	(0.7)%
Net income available to common stockholders	$63,969	$72,264	$(8,295)	$170,529	$113,171	$57,358
Adjusted EBITDA*	$115,333	$139,550	$(24,217)	$312,221	$237,755	$74,466
Interest incurred	$23,942	$22,865	$1,077	$67,089	$61,669	$5,420
Interest in cost of home sales	$20,128	$15,623	$4,505	$53,926	$38,448	$15,478

Other Data:
Net new home orders	1,035	1,268	(233)	3,874	4,012	(138)
New homes delivered	1,205	1,111	94	3,344	2,940	404
Average sales price of homes delivered	$640	$584	$56	$635	$547	$88
Cancellation rate	19%	15%	4%	16%	15%	1%
Average selling communities	127.3	129.8	(2.5)	129.0	127.4	1.6
Selling communities at end of period	125	127	(2)
Backlog (estimated dollar value)	$1,431,225	$1,482,265	$(51,040)
Backlog (homes)	2,101	2,265	(164)
Average sales price in backlog	$681	$654	$27

	September 30,	December 31,
	2018	2017	Change
Balance Sheet Data:
Cash and cash equivalents	$83,086	$282,914	$(199,828)
Real estate inventories	$3,377,735	$3,105,553	$272,182
Lots owned or controlled	28,401	27,312	1,089
Homes under construction (1)	2,887	1,941	946
Homes completed, unsold	213	269	(56)
Debt	$1,519,198	$1,471,302	$47,896
Stockholders' equity	$1,960,397	$1,929,722	$30,675
Book capitalization	$3,479,595	$3,401,024	$78,571
Ratio of debt-to-capital	43.7%	43.3%	0.4%
Ratio of net debt-to-net capital*	42.3%	38.1%	4.2%
__________

(1)	Homes under construction included 91 and 60 models at September 30, 2018 and December 31, 2017, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2018	2017
Assets	(unaudited)
Cash and cash equivalents	$83,086	$282,914
Receivables	85,026	125,600
Real estate inventories	3,377,735	3,105,553
Investments in unconsolidated entities	4,275	5,870
Goodwill and other intangible assets, net	160,560	160,961
Deferred tax assets, net	59,113	76,413
Other assets	107,309	48,070
Total assets	$3,877,104	$3,805,381

Liabilities
Accounts payable	$83,711	$72,870
Accrued expenses and other liabilities	313,194	330,882
Unsecured revolving credit facility	100,000	—
Senior notes	1,419,198	1,471,302
Total liabilities	1,916,103	1,875,054

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 142,202,313 and 151,162,999 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	1,422	1,512
Additional paid-in capital	661,570	793,980
Retained earnings	1,297,405	1,134,230
Total stockholders' equity	1,960,397	1,929,722
Noncontrolling interests	604	605
Total equity	1,961,001	1,930,327
Total liabilities and equity	$3,877,104	$3,805,381

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Homebuilding:
Home sales revenue	$771,768	$648,638	$2,123,135	$1,609,458
Land and lot sales revenue	2,225	68,218	3,966	69,661
Other operations revenue	598	584	1,795	1,752
Total revenues	774,591	717,440	2,128,896	1,680,871
Cost of home sales	607,053	521,918	1,661,651	1,294,563
Cost of land and lot sales	2,234	12,001	4,163	13,299
Other operations expense	590	575	1,781	1,726
Sales and marketing	44,854	33,179	128,881	92,209
General and administrative	38,109	32,956	111,406	101,293
Homebuilding income from operations	81,751	116,811	221,014	177,781
Equity in income (loss) of unconsolidated entities	15	—	(384)	1,646
Other (expense) income, net	(477)	26	(379)	147
Homebuilding income before income taxes	81,289	116,837	220,251	179,574
Financial Services:
Revenues	480	295	1,154	881
Expenses	125	82	391	233
Equity in income of unconsolidated entities	1,986	1,351	4,972	2,911
Financial services income before income taxes	2,341	1,564	5,735	3,559
Income before income taxes	83,630	118,401	225,986	183,133
Provision for income taxes	(19,661)	(46,112)	(55,457)	(69,824)
Net income	63,969	72,289	170,529	113,309
Net income attributable to noncontrolling interests	—	(25)	—	(138)
Net income available to common stockholders	$63,969	$72,264	$170,529	$113,171
Earnings per share
Basic	$0.43	$0.48	$1.13	$0.73
Diluted	$0.43	$0.48	$1.13	$0.73
Weighted average shares outstanding
Basic	147,725,074	151,214,744	150,377,472	155,238,206
Diluted	148,318,032	152,129,825	151,482,456	155,936,076

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay	137	$487	164	$477	383	$476	447	$459
Pardee Homes	354	634	328	502	1,005	645	896	478
Quadrant Homes	73	898	79	686	241	795	206	649
Trendmaker Homes	150	516	104	504	389	501	343	493
TRI Pointe Homes	367	721	332	720	983	723	783	669
Winchester Homes	124	590	104	579	343	571	265	561
Total	1,205	$640	1,111	$584	3,344	$635	2,940	$547

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	513	$718	535	$640	1,429	$733	1,272	$603
Colorado	63	598	30	591	182	594	97	593
Maryland	87	533	77	562	253	539	192	534
Virginia	37	724	27	625	90	661	73	633
Arizona	137	487	164	477	383	476	447	459
Nevada	145	571	95	458	377	538	310	414
Texas	150	516	104	504	389	501	343	493
Washington	73	898	79	686	241	795	206	649
Total	1,205	$640	1,111	$584	3,344	$635	2,940	$547

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay	97	11.0	158	13.5	382	12.6	504	15.3
Pardee Homes	357	36.8	421	30.8	1,294	34.3	1,282	29.3
Quadrant Homes	64	7.0	84	8.3	226	6.8	311	7.6
Trendmaker Homes	139	27.5	113	29.3	455	28.7	393	30.9
TRI Pointe Homes	266	30.3	378	34.7	1,133	32.5	1,144	31.9
Winchester Homes	112	14.7	114	13.2	384	14.1	378	12.4
Total	1,035	127.3	1,268	129.8	3,874	129.0	4,012	127.4

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	416	45.3	632	45.2	1,651	45.0	1,885	43.1
Colorado	72	6.8	40	8.0	251	6.9	144	6.5
Maryland	69	9.0	81	10.0	254	9.2	265	9.0
Virginia	43	5.7	33	3.2	130	4.9	113	3.4
Arizona	97	11.0	158	13.5	382	12.6	504	15.3
Nevada	135	15.0	127	12.3	525	14.9	397	11.6
Texas	139	27.5	113	29.3	455	28.7	393	30.9
Washington	64	7.0	84	8.3	226	6.8	311	7.6
Total	1,035	127.3	1,268	129.8	3,874	129.0	4,012	127.4

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of September 30, 2018			As of September 30, 2017
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay	216	$122,617	$568	305	$154,324	$506
Pardee Homes	698	451,398	647	646	436,376	676
Quadrant Homes	129	127,136	986	206	160,202	778
Trendmaker Homes	239	143,000	598	213	107,968	507
TRI Pointe Homes	627	460,700	735	659	481,537	731
Winchester Homes	192	126,374	658	236	141,858	601
Total	2,101	$1,431,225	$681	2,265	$1,482,265	$654

	As of September 30, 2018			As of September 30, 2017
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	888	$654,929	$738	1,015	$750,947	$740
Colorado	169	92,037	545	106	65,563	619
Maryland	114	64,672	567	175	98,920	565
Virginia	78	61,701	791	61	42,937	704
Arizona	216	122,617	568	305	154,324	506
Nevada	268	165,133	616	184	101,404	551
Texas	239	143,000	598	213	107,968	507
Washington	129	127,136	986	206	160,202	778
Total	2,101	$1,431,225	$681	2,265	$1,482,265	$654

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	September 30,	December 31,
	2018	2017
Lots Owned or Controlled(1):
Maracay	3,211	2,519
Pardee Homes	15,404	15,144
Quadrant Homes	1,855	1,726
Trendmaker Homes	1,821	1,855
TRI Pointe Homes	4,214	3,964
Winchester Homes	1,896	2,104
Total	28,401	27,312

	September 30,	December 31,
	2018	2017
Lots Owned or Controlled(1):
California	16,148	16,292
Colorado	870	742
Maryland	1,258	1,507
Virginia	638	597
Arizona	3,211	2,519
Nevada	2,600	2,074
Texas	1,821	1,855
Washington	1,855	1,726
Total	28,401	27,312

	September 30,	December 31,
	2018	2017
Lots by Ownership Type:
Lots owned	23,890	23,940
Lots controlled(1)	4,511	3,372
Total	28,401	27,312
__________

(1)	As of September 30, 2018 and December 31, 2017, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended September 30,
	2018	%	2017	%
	(dollars in thousands)
Home sales revenue	$771,768	100.0%	$648,638	100.0%
Cost of home sales	607,053	78.7%	521,918	80.5%
Homebuilding gross margin	164,715	21.3%	126,720	19.5%
Add: interest in cost of home sales	20,128	2.6%	15,623	2.4%
Add: impairments and lot option abandonments	568	0.1%	374	0.1%
Adjusted homebuilding gross margin	$185,411	24.0%	$142,717	22.0%
Homebuilding gross margin percentage	21.3%		19.5%
Adjusted homebuilding gross margin percentage	24.0%		22.0%

	Nine Months Ended September 30,
	2018	%	2017	%
	(dollars in thousands)
Home sales revenue	$2,123,135	100.0%	$1,609,458	100.0%
Cost of home sales	1,661,651	78.3%	1,294,563	80.4%
Homebuilding gross margin	461,484	21.7%	314,895	19.6%
Add: interest in cost of home sales	53,926	2.5%	38,448	2.4%
Add: impairments and lot option abandonments	1,425	0.1%	1,169	0.1%
Adjusted homebuilding gross margin	$516,835	24.3%	$354,512	22.0%
Homebuilding gross margin percentage	21.7%		19.6%
Adjusted homebuilding gross margin percentage	24.3%		22.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30, 2018	December 31, 2017
Unsecured revolving credit facility	$100,000	$—
Senior notes	1,419,198	1,471,302
Total debt	1,519,198	1,471,302
Stockholders’ equity	1,960,397	1,929,722
Total capital	$3,479,595	$3,401,024
Ratio of debt-to-capital(1)	43.7%	43.3%

Total debt	$1,519,198	$1,471,302
Less: Cash and cash equivalents	(83,086)	(282,914)
Net debt	1,436,112	1,188,388
Stockholders’ equity	1,960,397	1,929,722
Net capital	$3,396,509	$3,118,110
Ratio of net debt-to-net capital(2)	42.3%	38.1%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.

(2)	The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation, (f) impairments and lot option abandonments and (h) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands)
Net income available to common stockholders	$63,969	$72,264	$170,529	$113,171
Interest expense:
Interest incurred	23,942	22,865	67,089	61,669
Interest capitalized	(23,942)	(22,865)	(67,089)	(61,669)
Amortization of interest in cost of sales	20,293	15,899	54,199	38,771
Provision for income taxes	19,661	46,112	55,457	69,824
Depreciation and amortization	7,002	867	19,581	2,567
EBITDA	110,925	135,142	299,766	224,333
Amortization of stock-based compensation	3,765	3,887	10,955	11,631
Impairments and lot option abandonments	643	374	1,500	1,203
Restructuring charges	—	147	—	588
Adjusted EBITDA	$115,333	$139,550	$312,221	$237,755